Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES DECEMBER 31, 2004 ASSETS UNDER MANAGEMENT

Fourth Quarter 2004 Earnings Expected to Substantially Exceed Analyst Consensus Due
Primarily to Higher Performance Fees

Fourth Quarter Earnings Conference Call To Be Held On January 27, 2005

New York, NY, January 11, 2005 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management increased by approximately $24 billion, or 4.7%, to $538 billion at December 31, 2004 from $514 billion at November 30, 2004. In addition, Alliance reported that earnings for the fourth quarter of 2004 are expected to substantially exceed the current analyst consensus estimate of $0.64 per Alliance Holding Unit primarily as a result of higher performance fees.

The increase in preliminary December 2004 AUM reflects investment returns and positive cash flow, including approximately $9 billion of MONY Group Fixed Income assets.  MONY Group is an affiliate of AXA Financial.   Fee adjustments in some existing mandates from other AXA affiliates are expected to offset the increase in asset management fees attributable to the MONY assets.

The AUM for December 31, 2004 and previous reporting dates have been reclassified by investment orientation and distribution channel, including the Fixed Income components of balanced accounts previously reported in Equity.  As a result, approximately $11 billion in AUM were reclassified from Equity ($7 billion from Growth Equity and $4 billion from Value Equity) to Fixed Income.  In addition, certain Fixed Income assets  managed for insurance company clients previously reported at cost are now being reported at market value, resulting in approximate increases in Fixed Income AUM of between $2 billion and $3 billion at each reporting date.

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	ALLIANCE CAPITAL MANAGEMENT L.P.

	ASSETS UNDER MANAGEMENT
	($ billions)
	At December 31, 2004 (preliminary)				At Nov 30, 2004	At Dec 31, 2003
	Retail	Institutional Investment Management	Private Client	Total	Total	Total
Equity
Growth	$48	$64	$11	$123	$118	$121
Value	41	120	32	193	184	149
Total Equity	89	184	43	316	302	270

Fixed Income	69	103	21	193	183	177

Passive	5	24	0	29	29	31

Total	$163	$311	$64	$538	$514	$478

	At November 30, 2004

Total	$160	$292	$62	$514

CONFERENCE CALL INFORMATION RELATING TO FOURTH QUARTER 2004 RESULTS

Alliance Capital’s management will review fourth quarter 2004 financial and operating results on Thursday, January 27, 2005, during a conference call at 10:00 a.m. (New York Time), following the release of its financial results prior to the opening of the New York Stock Exchange, that will be hosted by Chairman and Chief Executive Officer Lewis A. Sanders and President and Chief Operating Officer Jerry M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.               To listen by telephone, please dial 888-428-4470 in the U.S. or 612-332-0530 outside the U.S., ten minutes before the 10:00 a.m. (New York Time) scheduled start time.  Please indicate access code “Alliance” when dialing in.

2.               To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available immediately after the release of its results on January 27, 2005 on Alliance Capital’s website at the above web address.

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A replay of the conference call will be made available for one week beginning at 1:30 p.m. (New York Time) January 27, 2005. In the U.S. please call 800-475-6701 or for callers outside the U.S. 320-365-3844, and provide the access code 764306.  The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community. At December 31, 2004, Alliance Holding owned approximately 31.7% of the issued and outstanding Alliance Capital Units. AXA Financial was the beneficial owner of approximately 60.9% of the issued and outstanding Alliance Capital Units at December 31, 2004 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 61.3% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: adjustments which may be made in the process of finalizing Alliance Capital’s and Alliance Holding’s results and AUM for the fourth quarter of 2004, the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, please refer to the Risk Factors section in Part I of Form 10-K for the year ended December 31, 2003.  Any or all

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of the forward-looking statements that we make in Form 10-K, this news release or any other public statements we issue may turn out to be wrong. It is important to remember that other factors besides those listed in the Risk Factors section of Form 10-K could also adversely affect our business, operating results or financial condition.

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